EXHIBIT 99.1

CENDANT CORPORATION TO INITIATE
CASH DIVIDEND TO EQUITY HOLDERS
IN 2004

Company Reiterates Its Previously Announced Cash Flow Projections

Cendant Expects To Meet or Exceed Its Second Quarter 2003
Earnings Projection of  $0.35 Per Share

New York, NY, June 30, 2003 – Cendant Corporation (NYSE: CD) announced today that it intends to begin paying a cash dividend on its common stock beginning in the first quarter of 2004. The plan approved by Cendant’s Board of Directors anticipates an initial quarterly dividend of $0.07 per share, or $0.28 per share annually. The actual declaration of dividends, and the establishment of record and payment dates, is subject to final determination by Cendant’s Board of Directors.

Cendant’s Chairman, President and Chief Executive Officer, Henry R. Silverman, stated “As the Company continues to execute successfully against its strategic plan, our balance sheet and credit quality have strengthened. The Company expects to generate net cash provided by operating activities in excess of $2 billion per year and free cash flow of approximately $2 billion or more per year for the foreseeable future. It is appropriate to return value to our shareholders both through our current common equity repurchase program and, now additionally, through the payment of a dividend.” See Annex 1 for a discussion of free cash flow.

“In particular, our strong access to capital and our sharply reduced acquisition activity tilt the playing field in favor of initiating dividend payments,” said Mr. Silverman. “It should also be clear that we have confidence in the strength of our portfolio of businesses. The current interest rate environment is favorable for our real estate businesses, and our travel businesses continue to improve.

“As we expect our earnings and free cash flow to grow over time, we anticipate periodic increases in our dividend.”

The Company reiterated its commitment to continue its current corporate debt reduction program, targeting approximately $1 billion per year. The balance of the Company’s free cash flow will be used principally for common stock repurchases and cash dividends and, secondarily, for small tuck in acquisitions or incremental debt reduction.

Separately, the Company stated that it expects to meet or exceed its previously announced second quarter 2003 earnings forecast of $0.35 per share.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended March 31, 2003.

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920

Annex 1

Free cash flow represents the cash generated by the Company’s business operations that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Such metric is useful to management and the Company’s investors in measuring the Company’s ability to execute upon these initiatives. Free cash flow is not a measure recognized under generally accepted accounting principles (“GAAP”).

When projecting free cash flow for future periods, the Company begins with an amount that represents net cash provided by operating activities under GAAP but before the addition or subtraction of operating activities related to management and mortgage programs. Such amount is then adjusted to reflect the overall activity for management and mortgage programs (operating, investing and financing), reductions for capital expenditures and additions for cash receipts on the sale of fixed assets and investments. The Company does not project a more precise amount for the most comparable measure recognized under GAAP (net cash provided by operating activities) because it does not project the separate components of management and mortgage programs (operating, investing and financing).

Free cash flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies.